February 10, 2012

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Division of Corporation Finance

Re:	Homestreet, Inc. (the “Company”)
Registration Statement on Form S-1
File No. 333-173980

Dear Sir or Madam:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, the undersigned hereby join in the request of the Company that the effective date of the Registration Statement be accelerated so that the Registration Statement may become effective at 2:15 p.m., Washington, D.C. time, on February 10, 2012, or as soon thereafter as practicable.

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Sincerely,

FBR CAPITAL MARKETS & CO. As Representative of the Underwriters,

By:	FBR Capital Markets & Co.

/s/ Paul Dellisola
Name:	Paul Dellisola
Title:	Senior Managing Director

February 10, 2012

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Division of Corporation Finance

Re:	Homestreet, Inc. (the “Company”)
Registration Statement on Form S-1
File No. 333-173980

Dear Sir or Madam:

The following information with respect to the distribution of the preliminary prospectus dated February 7, 2012 is furnished pursuant to Rule 460 of the Rules and Regulations of the Commission under the Securities Act of 1933, as amended, in connection with the request for acceleration of the effective date of the aforementioned Registration Statement.

The number of preliminary prospectuses dated February 7, 2012 as distributed between February 7, 2012 and February 10, 2012 is as follows:

Number of prospective underwriters to whom the preliminary prospectus was furnished:	1
Approximate number of preliminary prospectuses so distributed:	407

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Sincerely,

FBR CAPITAL MARKETS & CO.
As Representative of the Underwriters,

By:	FBR Capital Markets & Co.

/s/ Paul Dellisola
Name:	Paul Dellisola
Title:	Senior Managing Director

February 10, 2012

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Division of Corporation Finance

Re:              Homestreet, Inc. (the “Company”)

                    Registration Statement on Form S-1

                    File No. 333-173980

Dear Sir or Madam:

In connection with the Preliminary Prospectus distribution for the above-mentioned issue, the prospective underwriters have confirmed that they are complying with the 48-Hour requirement as promulgated by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[The rest of this page left intentionally blank.]

Sincerely,

FBR CAPITAL MARKETS & CO. As Representative of the Underwriters,

By:	FBR Capital Markets & Co.

/s/ Paul Dellisola
Name:	Paul Dellisola
Title:	Senior Managing Director